Exhibit 99.2

Rennova Health Interview, CEO Seamus Lagan on Uptick Newswire: June 2018

Jolly: On today’s show we have a returning guest, and I’m super excited to have him back on the show. I wanted to give a disclaimer: I personally own six hundred thousand shares that I bought in the open market over the last three to six months. We’re talking no other than Rennova Health, Inc. They’re on the OTC, their ticker symbol is RNVA, and with us today is the president and the CEO of the company. Seamus, welcome back to the show. I greatly appreciate you coming on.

Lagan: Everett I appreciate it, thank you. It’s always a good platform to provide some information to our shareholders.

Jolly: You know there’s been a lot of talk and buzz out on message boards, when are you going to complete your first financial statements. I know they’re late, so what happened and when will they be filed?

Lagan: You know, it’s a key question and all I can do is apologize to everybody that we are late. Nothing untoward. It’s just we went through some changes in staff in the first quarter and we have retained some new expertise, our VP of finance has many years of experience in the hospital sector so specific expertise in the sector that we’re moving into, but we did lose some expertise in our filings and you know there were a number of complications with the derivative liabilities and the revenue recognition, so it was a fairly big project. That, parallel to the acquisition of the hospital which is now closed, just caused a delay in the team being able to focus on it, so I am glad to say that they are pretty much finished. We’re actually dotting I’s, crossing T’s and they should be out in the next 24-48 hours, working days, so I doubt that we’ll file them before the weekend. But, I expect at the beginning of the week to get them out there.

Jolly: You know, there’s been a lot of conversation and talk, and I’ve got quite a few emails myself here at the office, you know, how many shares are outstanding, I think investors want to know that. Can you address that a little bit?

Lagan: Everett, I don’t have the exact number. There are obviously, we did increase the authorized and we do have some convertible debt out there, and those debtholders have been actively converting some of that debt and exercising warrants so the number has gone up significantly. I want to say that it’s somewhere around a billion shares at this point, and the number will be confirmed in the financial statement, it’ll be on the front page of it actually when it’s filed here in the next couple of days. So yes, there has been an increase in the issued and outstanding, and I am hoping that the acquisition we just completed and everything else we’re trying to do creates some additional value here as we move forward. And the little additional value and conversions at a higher price would reduce the rate at which we’re having to issue shares to satisfy debt conversions.

Jolly: Absolutely. So, let’s talk about the Jamestown hospital. It’s an 85-bed hospital. What are you expecting revenues to generate from there in 2019?

Lagan: So you know that’s, well, 2019, for a full year we expect fifteen million plus, that’s what it’s been doing historically. Obviously, we have the integration with our existing business to make happen, we have contracts to get in place or the change of ownership to complete. So you know it is great that we took ownership, I think that it’s a massive benefit, and it should give our shareholders a lot of confidence that we were able to complete this acquisition. It should give them hopefully some trust in our determination to actually turn this company around and grow the revenues. As I’ve said before you know, we do believe there is an opportunity with these little hospitals. The revenue is fairly consistent. It’s important to have an interaction with the local community, the local doctors. Jamestown is a perfect example of a very successful relationship with local doctors. We’re discovering that a big percentage of our admissions are being sent to us from those local doctors and not just from our own ER, so there’s a few things that we will learn from this hospital that we will be able to put in place in our Oneida facility. Going into 2019, I expect a full 15 and a full 12 million from each of these hospitals per year, and that should kick in to the second half of this year so I’m expecting an uptick in revenue. We definitely have a little carry period those first 2-3 months where you’re carrying the cost before you receive your cash. It’s not the most comfortable position, but we’ll get there. After that, we’ll get into some decent revenues with the two hospitals.

Jolly: Can you give us an update on the first hospital that you bought? You’ve been in there for a little while now, how’s that going?

Lagan: We’ll have been in there nearly a year, in August, and that was, as I’ve said before, a steep learning curve. To start one from scratch and from a green field site compared to taking over one that is already in full operation had its challenges, but the hospital is doing well. Its revenues are increasing, collections are kicking in, so it’s doing well. We are looking at what additions we will make in that area and how we increase the revenue, as I just said with reference to Jamestown, we will undertake a presentation to the local community and the local doctors and try to get them much more involved than they have been historically. To be honest, I suppose the fact that it has been closed before has some people a little nervous. I think we will overcome that whenever they recognize that we are there for the long term. If it takes a few months extra to get everything the way we want it to be, so be it. I still believe that there’s a lot of value for our shareholders in that first hospital. We’ve been able to create some synergies with the closing of the second hospital, we did cut a couple of positions because there was duplication and we have been very cautious from the start of that hospital, so we had twenty people extra that we’ve now been able to let go. That cuts the costs and gets it more in line with its census so, very pleased with that facility. I’m looking forward to getting the first year behind us, and I think it’s going to be a good addition to the business going forward, Everett.

Jolly: You’ve been listening to Seamus Lagan, he is the CEO and president of Rennova Health, Inc. They trade on the OTC markets under the ticker symbol RNVA. We are almost finished with the second quarter. What’s next? Do you have any additional acquisitions? Plans? Where do we go from here?

Lagan: I think everybody wants to make sure that we fully integrate these two businesses. The answer to your question is, we don’t have anything definite, but we have other opportunities on the table. We actually continue to look at other opportunities in the surrounding area in Tennessee, and I fully expect another acquisition to be on the table within three to six months. I think that we have to prove to our shareholders and our investors that we know what we’re doing here. They will want to see the second quarter report filed on time, and see us back into that revenue growth that we’ve been promising our shareholders for the past year. I think that at this stage, Everett, we have to prove ourselves. We’re working very hard to do that, we’ve continued to work hard, and we’re very confident we will deliver.

Jolly: Well, I think you guys are on track, you know a lot of people don’t understand between bad dilution from good dilution, and we talked about that earlier. You took that money, you added another asset, down the road that’s going to show on the balance sheet. You bought both of the hospitals, I feel, for a penny, compared to what they’re really worth. In closing, is there anything we didn’t get a chance to touch upon that you would like to illustrate out there to my listeners?

Lagan: I would just like to say that I appreciate the patience that we get. As you said, you receive a lot of calls. We get calls to our auditors, to the company, to myself. Management, everybody in the company, is working to improve value and make this happen. We have a lot of support from our shareholders and we very much appreciate it. So, looking forward as I just said, to getting these two acquisitions reporting decent numbers, bolt on some additional ones over the next couple of years, and making this an entity that our shareholders can be very proud to own.

Jolly: I want to thank you for coming on the show. It’s always a pleasure to have you on here. Keep up the hard work, I know your staff and your team is working hard, I know things will turn around. Thank you very much for your time, and hopefully you’ll come back on the show as soon as possible.

Lagan: Look forward to it Everett, would absolutely like the opportunity once we get this financial statement out to come back and address any questions that you might have or anything that needs to be addressed. So, thank you very much for your time.